                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                                    Fiscal Years Ended
                                               -------------------------------------------------------------
                                                Feb. 1,     Feb. 2,       Feb. 3,     Jan. 29,      Jan. 30,
                                                 2003         2002         2001         2000          1999
                                                 ----         ----         ----         ----          ----
NET EARNINGS
Income from continuing
operations                                     $   162      $   111       $  107      $    59       $   14
Income tax expense (benefit)                        84           64           69           38          (28)

Interest expense, excluding capitalized
     interest                                       33           35           41           65           57

Portion of rents deemed representative
     of the interest factor (1/3)                  165          158          155          170          161
                                               -------      -------       ------      -------       ------
                                               $   444      $   368       $  372      $   332       $  204
                                               -------      =======       ------      =======       ======

FIXED CHARGES
Gross interest expense                              33           35           42           67           64

Portion of rents deemed representative
     of the interest factor (1/3)                  165          158          155          170          161
                                               -------      -------       ------      -------       ------
                                               $   198      $   193       $  197      $   237       $  225
                                               =======      =======       ======      =======       ======

RATIO OF EARNINGS TO FIXED
CHARGES                                            2.2          1.9          1.9          1.4          0.9
                                               -------      -------       ------      -------       ------

Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.